UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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[ ]	Definitive Additional Materials

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ADEPT TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADEPT TECHNOLOGY, INC.

5960 Inglewood Drive

Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 5, 2010

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Adept Technology, Inc., a Delaware corporation, to be held on November 5, 2010 at 9:00 a.m. local time at Adept’s principal executive offices located at 5960 Inglewood Drive, Pleasanton, California 94588, for the following purposes:

1. To elect five directors to serve until the next Annual Meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2011; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

Whether or not you plan to attend the meeting, please vote as soon as possible.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 17, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors of Adept Technology, Inc.

Lisa M. Cummins
Corporate Secretary

Pleasanton, California

September 24, 2010

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING WHETHER OR NOT YOU ATTEND, PLEASE CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AS PROMPTLY AS POSSIBLE. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE RETURN ENVELOPE PROVIDED. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ADEPT TECHNOLOGY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Adept Technology, Inc., a Delaware corporation, which is referred to in this proxy statement as Adept or the Company, for use at the Annual Meeting of Stockholders to be held Friday, November 5, 2010 at 9:00 a.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes specified in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Adept’s principal executive offices located at 5960 Inglewood Drive, Pleasanton, California 94588.

When proxies are properly voted, whether as instructed in the Notice of Internet Availability of Proxy Materials or by dating, executing and returning a paper proxy, the shares they represent will be voted at the Annual Meeting according to the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	for the election of the five nominees for directors listed in this proxy statement to serve until the next Annual Meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2011; and

•

at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

Internet Availability of Proxy Materials and Annual Report

These proxy solicitation materials are available at www.proxyvote.com on or about September 24, 2010 to all stockholders entitled to vote at the Annual Meeting. A copy of Adept’s Annual Report on Form 10-K will be made available at www.proxyvote.com concurrently with these proxy solicitation materials.

Pursuant to the rules adopted by the Securities and Exchange Commission, which is referred to in this proxy statement as the SEC, Adept is required to provide access to our proxy materials via the Internet to a website. Accordingly, Adept is furnishing proxy materials to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. Adept believes that this process should expedite stockholders’ receipt of proxy materials, lower the costs incurred by Adept for the Annual Meeting and help to conserve natural resources. On or about September 24, 2010, Adept mailed to each stockholder of record and beneficial owners (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials,” that contains instructions on how to access and review the proxy materials, including this proxy statement and Adept’s Annual Report to Stockholders on Form 10-K, on a website referred to in such notice and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials and how to instruct us to send future proxy materials to stockholders electronically by email. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of Adept’s proxy materials, currently or on an ongoing basis, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Record Date and Shares Outstanding

Stockholders of record at the close of business on September 17, 2010, referred to in this proxy statement as the Record Date, are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 9,376,859 shares of Adept’s common stock, $0.001 par value, were issued and outstanding.

Revocability of Proxies

Whether the proxy is submitted via the Internet, by telephone or by mail, any proxy given as a result of this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Adept a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, be sufficient to revoke a proxy.

Voting and Quorum; Vote Required

Each holder of common stock is entitled to one vote for each share of common stock held by that stockholder on the Record Date.

Stockholders of record have three options for submitting their vote prior to the Annual Meeting: (i) vote via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, (ii) vote via telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or (iii) complete, sign, date and mail in a paper proxy card in a pre-addressed envelope, which you can request as outlined in the Notice of Internet Availability of Proxy Materials.

If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any votes that were previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that is cast in person at the Annual Meeting. Whether the proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted and if it is not revoked prior to the Annual Meeting, the shares will be voted at the Annual Meeting in the manner set forth in this proxy statement or as otherwise specified by the stockholder.

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. That is, if there were more than the five nominees currently proposed for election to the Board, which we do not expect, the five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected directors. Stockholders will not be allowed to cumulate their votes in the election of directors.

Each other item to be voted on at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

A quorum comprising the holders of a majority of the outstanding shares of common stock entitled to vote on the Record Date must be present or represented by proxy to transact business at the Annual Meeting. If the persons present or represented by proxy constitute less than a majority of the outstanding stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions and Broker Non-Votes

Abstentions will be counted as present for purposes of determining the presence or absence of a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors because directors are elected by plurality. If you are a beneficial holder and do not provide specific voting instructions to your broker, under a recent rule change, the firm that holds your shares will not be authorized to vote on the election of directors. The proposal to ratify Armanino McKenna LLP as our independent auditors (Proposal Two) must be approved by a majority of the shares cast, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. As a result, broker non-votes generally have no effect, and abstentions, which are treated as shares present or represented and voting, will count as a vote against on Proposal Two. If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Armanino McKenna LLP as our independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

“Broker non-votes” include shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter.

Recommendations of the Board of Directors

Adept’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal One) and FOR the ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors for the fiscal year ending June 30, 2011 (Proposal Two).

Solicitation of Proxies

The cost of this solicitation will be borne by Adept, which is making this solicitation on our own behalf. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to the beneficial owners. Proxies may also be solicited by certain of our directors and officer employees, without additional compensation, personally or by telephone or facsimile.

Stockholders Sharing the Same Last Name and Address

Adept has adopted a procedure called “householding,” which has been approved by the SEC, for certain beneficial owners of our common stock. In accordance with this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials or, if applicable, a paper copy of the annual report and proxy statement, to certain stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure is designed to reduce duplicate mailing and save significant printing and postage costs as well as natural resources. Stockholders who participate in householding will continue to be able to execute separate proxies.

If you received a householded mailing this year and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials or, if applicable, additional copies of our annual report and proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Adept’s Corporate Secretary in writing at 5960 Inglewood Drive, Pleasanton, California 94588, or call Adept at (925) 245-3400. Adept will deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the annual report and proxy statement to you promptly upon receipt of your request. You may also contact us at the address and phone number above if you received multiple copies of the Notice of Internet Availability of Proxy Materials or, if applicable, Annual Meeting materials and would prefer to receive a single copy in the future.

Copies of our Annual Report on Form 10-K

In addition to being available at www.proxyvote.com, copies of our Annual Report on Form 10-K are also available free of charge both on our website at www.adept.com and by request. You may request our Annual Report on Form 10-K by calling Adept Technology at (925) 245-3400, emailing us at investor.relations@adept.com or writing to us at Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588, Attention: Investor Relations.

Stockholder Proposals and Nominations

For business to be conducted or nominations to be considered at the Annual Meeting, the business or nominations must be properly brought before the meeting. Under Rule 14a-8 of Regulation 14A of the Exchange Act, any stockholder intending to submit a proposal to Adept that qualifies to be properly brought before the Annual Meeting of stockholders to be held in 2011 must (i) be a stockholder of record at the time the proposal is submitted, (ii) be entitled to vote at the Annual Meeting and is a stockholder at the time of the meeting, (iii) submit such proposal in writing to the secretary of Adept with timely notice, no later than the close of business on May 27, 2011 (the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting), and (iv) must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in Adept’s proxy statement or proxy.

Under Adept’s bylaws, a proposal or nomination that the stockholder seeks to bring before the Annual Meeting of stockholders must be submitted in writing to the Corporate Secretary of Adept at the principal executive offices of the corporation not later than the close of business on August 8, 2011 (the 90th day prior to the first anniversary of the preceding year’s Annual Meeting) nor earlier than the close of business on July 8, 2011 (the 120th day prior to the first anniversary of the preceding year’s Annual Meeting). If the date of the Annual Meeting of stockholders changes by more than 30 days from the date of the anniversary of the prior year’s Annual Meeting, stockholder nominations and proposals must be received not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than one hundred (100) days prior to the date of such annual meeting, by the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

Nominations and proposals must include certain information concerning the nominee or the business proposed, as applicable. Nominations and proposals must include certain information concerning the nominee or the business proposed, as applicable, the text of any proposal (including the text of any proposed resolutions or bylaw amendments), certain representations of the proponent, as well as the proponent stockholder’s ownership of Adept common stock, including, among other information as required in Adept’s Bylaws, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, or as such rules may be amended or superseded. Nominations and proposals not meeting these requirements will not be entertained at the Annual Meeting unless and until applicable law would require otherwise. For the nomination of directors, this includes (i) the text of any proposal (including the text of any proposed resolutions or bylaw amendments), (ii) certain representations of the proponent, as well as the proponent stockholder’s ownership of Adept common stock, including, among other information as required in

Adept’s Bylaws, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, or as such rules may be amended or superseded, and (iii) other information regarding compensation, voting and other economic arrangements relevant to the equity ownership of such stockholder and beneficial owner and their respective affiliates or associates or others acting in concert therewith, and other arrangements or relationships with a proposed director nominee (including all information that would be required by Rule 404 promulgated under Regulation S-k), and consent thereof, as detailed in Section 2.11 of the Adept Bylaws. As to any other business that the stockholder proposes to bring before the meeting, the proposal must include a brief description, the reasons for, any material interest in and arrangements relevant to, and include the text of, the business and proposal desired to be brought before the meeting.

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the following information also must be provided: (i) the name and address of such stockholder and of such beneficial owner and of their respective affiliates or associates or others acting in concert, (ii) the common stock owned beneficially and of record by such stockholder and such beneficial owner and their respective affiliates or associates or others acting in concert, (iii) any security or similar right, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any transaction designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company (any of the foregoing, a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (iv) any arrangement pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (v) any arrangement, , including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company incurred by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or is a “short interest”, (vi) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (vii) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner, (viii) any performance-related fees based on any increase or decrease in the value of shares of the Company or Derivative Instruments, (ix) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, (x) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company, (xi) certain representations regarding entitled to vote and group participation and (xiii) any other required to be disclosed in a proxy statement or other filings required in a contested election pursuant to Section 14 of the Exchange Act. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

PROPOSAL ONE: ELECTION OF DIRECTORS

Information about our Board of Directors

Our Board currently consists of five members. Each of the following members of the Board has been nominated for reelection at the Annual Meeting. Members of the Board are elected to serve for a one-year term, until the next Annual Meeting of stockholders or until a successor has been elected and qualified.

Listed below are the nominees:

Name of Nominee	Age	Current Position(s) with Adept	Director Since
John Dulchinos	48	Director; President and Chief Executive Officer	2008
A. Richard Juelis	62	Director	2005
Michael P. Kelly	62	Chairman of the Board	1997
Robert J. Majteles	45	Director	2003
Herbert J. Martin	69	Director	2006

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Adept’s five nominees named below and for any additional nominees named by the Board as discussed in this paragraph. In the event that any nominee of Adept is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the current Board of Directors to fill the vacancy. Adept is not aware of any nominee who will be unable or will decline to serve as a director.

Business Experience of Nominees

Biographical information for our Directors is set forth below, including the specific qualifications, skills and experiences leading the Corporate Governance and Nominating Committee and the Board to conclude that they should serve as directors of the Company.

John Dulchinos was appointed Chief Executive Officer and a director of Adept in September 2008. Since June 2007 he has also served as President and from June 2007 to September 2008 he served as Chief Operating Officer. Prior to that he held various positions within Adept including Vice President of Global Sales and Marketing, Vice President of Robotics, Vice President of Worldwide Sales, Vice President of North American Sales, and Director of OEM Business. He joined Adept in October 1987 as a regional sales engineer. Mr. Dulchinos is an active member of the robotics industry, currently serving on the board of directors of the Robotics Industry Association as well as having served on the Assembly Technology Expo advisory board from 2003 to 2005. His leadership and in-depth knowledge of the operations of the Company are considered to be crucial to informed decision making at the Board level. In addition, his long-term involvement with the robotics industry provides him with extensive technical and market knowledge and deep relationships within our industry. Mr. Dulchinos holds both a Bachelor’s and a Master’s degree in Mechanical Engineering from Rensselaer Polytechnic Institute with a concentration in robotics.

Richard Juelis has served as a director of Adept since November 2005. Since December 2008, he has been a Partner at Tatum, a financial and executive services consulting firm. From September 2007 to November 2008, Mr. Juelis was a technology industry consultant. From June 2005 through August 2007, he served as Chief Financial Officer of World Heart Corporation, a publicly-traded medical device company. From 1994 to 2005, Mr. Juelis was Chief Financial Officer of Cellegy Pharmaceuticals, Inc., a publicly-traded specialty pharmaceutical firm. Prior to this, he served as Chief Financial Officer for two publicly-traded technology companies, and held both domestic and international finance and general management positions with two major pharmaceutical companies. Mr. Juelis also previously served on the board of directors of BioNovo, Inc., a drug discovery and development company. Mr. Juelis’ qualifications to serve on Adept’s Board include his experience as a Chief Financial Officer and as a CFO consultant for other publicly-traded companies, where he gained significant experience in accounting, finance, business development, public reporting, and financing transactions.

He has international general management experience and his management background with other public technology companies gives him an understanding of the market and business challenges that Adept experiences. Mr. Juelis holds a B.S. in Chemistry from Fordham University, an M.B.A. from Columbia University and is a Certified Management Accountant (CMA).

Michael P. Kelly has served as a director of Adept since April 1997 and has served as Chairman of the Board since November 2008. From October 2003 to January 2006 and again from September 2008 to November 2008, he served as Lead Independent Director of the Board of Directors. Since October 2005, Mr. Kelly has served as Chief Executive Officer of Kinsale Associates, Inc., a merchant bank. From July 2005 to October 2005, Mr. Kelly served as Chief Executive Officer of Cape Semiconductor Inc., a fabless semiconductor company. Prior to that, from 1994 to 2005, Mr. Kelly was Vice-Chairman and Senior Managing Director of Broadview International, LLC, an international merger and acquisitions advisory firm and a division of Jefferies Inc. Since September 2005, Mr. Kelly also has served as a director of Epicor Software Corporation (EPIC), a provider of enterprise business software solutions. Mr. Kelly’s qualifications to serve on Adept’s Board include his experience as an investment banker specializing in technology industries, which provides the Board and the Company with unique and relevant expertise in areas including capital markets, mergers and acquisitions, and financing. Mr. Kelly received a B.A. in Accounting from Western Illinois University and an M.B.A. from St. Louis University. Mr. Kelly is a Certified Public Accountant.

Robert J. Majteles has served as a director of Adept since November 2003. He is the managing partner of Treehouse Capital LLC (www.treehousecapital.com), an investment firm. Currently, Mr. Majteles also serves on the board of directors of several other publicly traded companies, including Comarco Inc. (CMRO), iPass Inc. (IPAS), Unify Corporation (UNFY) and U.S. Auto Parts Network, Inc. (PRTS). Within the past five years, he has also served on the board of directors of Rovi Corporation (formerly Macrovision Corporation) (ROVI), Merriman Holdings, Inc. (formerly Merriman Curhan Ford Group, Inc.) (MERR), Phoenix Technologies Ltd. (PTEC), World Heart Corporation (WHRT) and Vertical Communications, Inc. (VRCC). Mr. Majteles’s qualifications to serve on Adept’s Board include his current activities as founder and managing partner of Treehouse Capital LLC; his extensive experience serving on and chairing boards of directors and audit, compensation and nominating and governance committees; his prior experiences as chief executive officer of three technology companies; his prior experiences as an investment banker and an attorney; and his activities as Director of the Entrepreneurship Program at the Berkeley Center for Law, Business and the Economy. These experiences enable Mr. Majteles to provide guidance and assistance to our Board across a wide array of corporate governance and operational circumstances and situations. Mr. Majteles holds a law degree from Stanford University and a Bachelor of Arts degree from Columbia University. He originally was designated as a director nominee by SSF pursuant to its rights under the purchase agreement relating to Adept’s 2003 financing.

Herbert J. Martin has served as a director of Adept since May 2006. Currently, Mr. Martin serves as Chief Executive Officer of Ibex Technology Group, a privately-held IT analytics company. From March 2006 to November 2008, he served as Chief Executive Officer and Director of D-Wave Systems, a private firm engaged in the development of quantum computing systems. From September 2003 to February 2006, Mr. Martin was a management consultant to the technology industry. From October 2000 to September 2003 he served as Chief Executive Officer of Salira Optical Network Systems, a supplier of broadband access systems. Mr. Martin’s qualifications to serve on Adept’s Board include his more than 20 years’ experience as an executive managing technology companies, with particular emphasis on global channel and business development. He holds a B.S. in Electronic Engineering and an M.B.A. from Santa Clara University.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board of Directors elects the officers of the Company, including the Chief Executive Officer (“CEO”) and the Chairman, and each of these positions may be held by the same person or may be held by different persons. Both independent and management directors, including the Chief Executive Officer (“CEO”), are eligible for appointment as Chairman of the Board. Currently, the functions of Chairman of the Board and CEO are separated, but the Board may determine the appropriate structure for the Chairman role as separate or combined with the CEO role in the context of the Company’s circumstances at the time of determination. The Board believes that the current structure is the most appropriate to manage the affairs of the Company at this time. Among the duties of the Chairman is the management of the Board, including setting the agenda for Board meetings with the input of management, chairing such meetings and acting as a liaison for effective communication among Board committees and the Board and between senior management of the Company and the Board. The CEO manages the Company and is accountable for corporate performance. Mr. Kelly, our current Chairman, has served as a director of Adept since 1997. He has served as Chairman since November 2008 and also served as Lead Director from October 2003 to January 2006 and from September 2008 to November 2008. Mr. Kelly’s knowledge of the Company’s history, development and operations makes him well suited to the position of Chairman. He provides a thorough knowledge of the operations and challenges of the Company and its industry.

Board Role in Risk Oversight

The Board, directly and through its committees, is actively involved in the oversight of risks that could affect the Company. This oversight is conducted through the committees of the Board where relevant to a committee’s duties with regular reporting to the full Board for overall Board oversight. The Audit Committee is specifically responsible for overseeing the management of risks generally and in particular relating to the Company’s financial and compliance matters, while the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation policies and practices and related human resources matters. The Nominating Committee manages matters associated with the independence of the members of the Board and potential conflicts of interest. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. Management and the Board, or appropriate committee, have developed a list of major risks to prioritize and actively monitor throughout the fiscal year with management regularly reporting as to its risk management activities. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

Director Independence

The Board has determined that all of Adept’s directors serving during any part of fiscal 2010 (all of whom are nominated for reelection and which are more than a majority of the Board) other than Mr. Dulchinos, Adept’s President and Chief Executive Officer, are “independent directors” within the meaning of the corporate governance listing standards of NASDAQ. In determining independence, the Board applies the standards of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act, and the corporate governance listing standards of NASDAQ. In making these determinations, the Board considers all relevant facts and circumstances relating to each director, his current and prior employment and other relationships as set forth in the NASDAQ listing standards.

In connection with the determination of independence of its directors, Adept considered the director designee relationship discussed further below for Mr. Majteles.

Board Meetings

The Board of Directors of Adept held six meetings during Adept’s fiscal year ended June 30, 2010, referred to in this proxy statement as fiscal 2010, in addition to taking actions by unanimous written consent. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served in fiscal 2010.

Consistent with Adept’s Corporate Governance Guidelines, Adept’s independent directors meet at regularly scheduled and special executive sessions without management.

Director Attendance at Stockholder Meetings

Adept’s Corporate Governance Guidelines strongly encourage directors to attend its Annual Meetings of stockholders and any special meetings of stockholders. All five of Adept’s current directors attended the last Annual Meeting of stockholders.

Committees of the Board of Directors

The Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be accessed on Adept’s website at www.adept.com. Additionally, from time to time, the Board may appoint a special committee of independent directors for the purposes of such matters as evaluating merger and acquisition related opportunities, litigation or other non-routine items.

The following table sets forth the three standing committees, the members of each committee during fiscal 2010, and the number of meetings held by each committee.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
A. Richard Juelis	Chair		Member

Michael P. Kelly	Member	Member	Chair

Robert J. Majteles		Member

Herbert J. Martin	Member	Chair	Member

Meetings held in fiscal 2010	7	3	3

Audit Committee. The Audit Committee is responsible for representing and assisting the Board of Directors in fulfilling its oversight responsibilities with review and oversight of (i) the quality and integrity of Adept’s financial statements and other SEC filings, (ii) the effectiveness of Adept’s system of internal controls, and auditing, accounting and financial reporting processes, (iii) the appointment and oversight of Adept’s independent auditors, including reviewing the auditors’ qualifications, independence and performance, (iv) the pre-approval of all audit and allowable non-audit services provided by Adept’s independent auditors, (v) compliance with legal and ethical requirements associated with accounting and audit matters, corporate securities trading, investor communications, and (vi) risk assessment and risk management. Each of the members of the Audit Committee is “independent” as defined in the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. In addition, each of the members of the Audit Committee is able to read and understand fundamental financial statements as required by the corporate governance listing standards of NASDAQ. The Audit Committee met seven times during fiscal 2010 and was comprised of three non-employee directors, including Messrs. Juelis (Chairman), Kelly and Martin. The Board has determined that Messrs. Juelis and Kelly are “audit committee financial experts” as defined by rules promulgated by the SEC.

Compensation Committee. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers of Adept, administering executive incentive compensation program and employee compensation and benefit plans, and overseeing risks potentially arising from the Company’s compensation policies and practices and related human resources matters. The Compensation Committee met three times during fiscal 2010, in addition to taking certain actions by written consent, and was comprised of three non-employee directors, including Messrs. Martin (Chairman), Kelly and Majteles. Each of the members of the Compensation Committee is “independent” as defined by the listing standards of NASDAQ and a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. Under the terms of its charter, the Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers (and, with the rest of the independent directors, the CEO), administering our executive incentive compensation program, and reviewing, approving and administering all other employee compensation and benefit programs, including our equity compensation plans. The Compensation Committee has direct authority and responsibility to oversee Adept’s overall compensation structure, policies and programs and to assess whether our compensation structure establishes appropriate incentives for management and employees. Additionally, the Compensation Committee makes recommendations to the Board concerning compensation for our non-employee directors.

In fulfilling its role, the Compensation Committee meets to review and approve corporate goals and objectives relevant to the compensation of our CEO (with the rest of the independent directors on the Board) and other Named Executive Officers, referred to in this proxy statement as NEOs, evaluate the performance of our CEO and other NEOs in light of these goals and objectives, and determine and approve annual compensation both for our CEO and the other NEOs based on these evaluations. The CEO does not have a role in setting his own compensation.

The Compensation Committee reviews and determines the compensation of our CEO (with the other independent directors or as directed by the Board) and our other NEOs, based, in part, on its evaluation of a variety of criteria such as comparable and market compensation data from peer companies, executive performance and potential, and other information determined by the Compensation Committee to be important. Data used for peer company analysis includes data assembled by Radford, an AON Consulting Company, and includes salary and compensation information and equity ownership of executive officers for a group of similarly situated technology companies determined to be peers for the purposes of evaluating executive compensation. The Compensation Committee also considers the recommendations of the CEO when determining annual base and incentive compensation for our other NEOs. On at least an annual basis, the Compensation Committee or Board also considers the approval of stock option or other equity or cash incentive or performance awards for all our NEOs. In addition, the Compensation Committee reviews and generally recommends to the Board of Directors employment agreements and severance arrangements for our NEOs.

Periodically, the Compensation Committee reviews the compensation of directors for service on Adept’s Board and its committees and recommends changes to the Board, based on the evaluation of compensation data for directors of 20 technology companies in California determined to be peers for the purposes of comparing compensation practices. The Committee also performs self-evaluations and assesses the adequacy of the Committee’s charter and recommends modifications or amendments to the Board.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors and to obtain other data or resources as it determines appropriate. During fiscal 2010, Radford, an AON Consulting Company, was retained at the request of the Compensation Committee to provide information about peer practices and design of potential programs for the compensation of Adept’s executive officers, sales team and non-employee directors. Radford presented the recommendation and information reports directly to the Committee and provided strategic direction on program design, market data for our executive positions and directors and current trends within the technology sector. Radford does not provide any other consulting services to Adept outside of its compensation consulting services to the Committee. Independent of its consulting services, we subscribe to and participate in Radford’s technology benchmarking surveys and we utilize Radford’s parent company, AON, as the insurance broker for healthcare coverage for our U.S. employees.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (i) identifies, screens and recommends qualified candidates to serve as directors of Adept, (ii) evaluates Adept’s Board, its committees and the continued service of its directors, including independence of the directors and any related party transactions, (iii) evaluates stockholder nominees recommended by stockholders and (iv) develops and reviews the company’s corporate governance and policies and code of business conduct. The Nominating and Corporate Governance Committee met three times during fiscal 2010 and was comprised of three non-employee directors, including Messrs. Kelly (Chairman), Juelis and Martin. Each committee member has been determined to be “independent” as defined by the listing standards of NASDAQ.

Identification and Evaluation of Director Nominees

The Nominating and Corporate Governance Committee employs a variety of methods to identify and evaluate director nominees. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise, and the need for particular expertise on the Board.

If vacancies are anticipated or otherwise arise or expansion of the Board is determined to be appropriate, the Nominating and Corporate Governance Committee considers individuals for potential candidacy as a director. Additionally, candidates may come to the attention of the committee through current Board members, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and as warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated or elected by the Board, and the Board determines whether to reject, elect or nominate the candidate, as the case may be, after considering the recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as a director pursuant to the provisions of Adept’s Bylaws relating to stockholder nominations and applicable law. A stockholder who wishes to recommend a prospective nominee for the Board should notify Adept’s Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the supporting material required by Adept’s Bylaws and described under “Stockholder Proposals and Nominations” above, and any other material the stockholder considers necessary or appropriate.

While the Board currently has no defined minimum criteria for consideration or service as a director, the Nominating and Corporate Governance Committee evaluates prospective nominees against the standards and qualifications set out in Adept’s Corporate Governance Guidelines and other relevant factors as it deems appropriate, including the current composition of the Board and the need for particular expertise; all with reference to issues of business and industry experience, judgment, industry-specific skills, independence, and other relevant characteristics, within the context of an assessment of the perceived needs of the Board at that point in time and applicable law. Consistent with its Corporate Governance Guidelines, the Board considers of diversity of business experience and skills, in addition to the other items listed above, in identifying Director nominees. In addition, at least a majority of directors on the Board must be “independent directors” as defined in the NASDAQ listing standards and as determined by the Board.

Director Designations

In connection with an equity financing by Adept in 2003, Adept agreed that Special Situations Fund III, L.P., referred to in this proxy statement as SSF, could designate one person to be a nominee for election to Adept’s Board of Directors and to use its commercially reasonable efforts to cause such designee to be elected to the Board of Directors or to remove and replace such designee if so requested by SSF and/or its affiliates, as long as SSF and its affiliated investors collectively beneficially own at least five percent of Adept’s outstanding common stock.

SSF designated Robert J. Majteles to serve as a member of our Board of Directors and Mr. Majteles joined the Board of Directors in 2003. Adept has been advised that Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. have entered into an agreement with Mr. Majteles and Treehouse Capital pursuant to which Treehouse Capital, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. If Mr. Majteles’ services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to ten percent of the funds’ net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees, such as fees paid to directors by the company for service as directors, that may be paid by the company to Treehouse Capital or Mr. Majteles. Under the agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to stockholders of any company for which he serves as a member of the Board of Directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a member of Adept’s Board of Directors pursuant to this agreement.

Contacting the Board of Directors

Stockholders interested in generally communicating directly with the Board, the Chairman of the Board of Directors, or the non-management directors as a group may do so by sending a letter to the Adept Technology, Inc. Board of Directors, c/o the Office of the Corporate Secretary, or to the Office of the Chairman of the Audit Committee, Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588. Information regarding communications with the Audit Committee of the Board of Directors regarding audit and accounting matters or other matters is posted under “Whistleblower Procedures” under “Corporate Governance” on the investor relations page of Adept’s website at www.adept.com. Inquiries and other communications may be submitted anonymously and confidentially.

The Chairman of the Audit Committee will review all such correspondence addressed to the Audit Committee or Corporate Secretary and forward it to the Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee, members of the Audit Committee or to any individual director, group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to, and consistent with, Adept’s business and financial operations, policies and corporate philosophies.

The Chairman of the Audit Committee has the authority (which has been delegated by the Corporate Secretary), in the Chairman’s discretion, to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such communications that are reasonably determined to be of a commercial or frivolous nature, unduly hostile, threatening, illegal, or not reasonably related to Adept or its business. In some cases, the company counsel may determine that communications be forwarded elsewhere in the company for review and possible response.

The foregoing procedures do not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 (discussed under “Stockholder Proposals and Nominations” above) and communications made in connection with such proposals, which shall be handled in a manner consistent with Adept’s Bylaws and applicable law or (ii) service of process or any other notice in a legal proceeding.

CORPORATE GOVERNANCE

Adept’s common stock is listed under the symbol “ADEP” on the NASDAQ Global Market, which is referred to in this proxy statement as NASDAQ.

Adept and our Board of Directors, which is also referred to in this proxy statement as the Board, regularly review and evaluate Adept’s corporate governance practices. Our corporate governance documents are posted on the investor relations page of our website at www.adept.com. Printed copies of these documents are also available without charge to stockholders upon written request directed to Office of the Corporate Secretary, Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

Corporate Governance Guidelines

The Board of Directors of Adept has adopted Corporate Governance Guidelines for the Board, which cover topics relating to the Board including, but not limited to, Board membership criteria and the composition of the Board, the selection of new directors, Board leadership, Board compensation, responsibilities of directors regarding attendance, continuing education of directors, access to senior management and outside advisors, meeting procedures, committee matters and CEO evaluation. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines annually, and the Board may amend the Corporate Governance Guidelines at any time.

Code of Business Conduct

Adept has adopted a Code of Business Conduct to provide standards for ethical conduct, which applies to the Board of Directors, officers, and all Adept employees, including without limitation, our Chief Executive Officer and principal financial officer. The Code of Business Conduct covers topics including, but not limited to, the expected standards of employee conduct, conflicts of interest, certain internal controls and reporting, compliance with securities and other laws, confidentiality of information, insider trading, and competition and fair dealing and contains compliance standards and procedures, including particular compliance requirements for operations constituting a government contractor. Any waiver of a provision of the Code of Business Conduct with respect to a director or executive officer may only be made by the Board or its Nominating and Corporate Governance Committee. Adept will post on its website under the Investor Relations section of www.adept.com all amendments to the Code of Business Conduct and waivers of its provisions made with respect to any director or executive officer in accordance with the applicable SEC and NASDAQ rules.

COMPENSATION OF DIRECTORS

Director Compensation

Until March 2010, each non-employee member of our Board of Directors was eligible to receive cash and equity compensation as described below. At the request of the Compensation Committee, during fiscal 2010 Radford conducted a review of director compensation against Adept’s defined group of peer companies. Based on this review, Radford recommended changes to ensure compensation for our directors was comparable to that of our peers. These recommendations were designed to align director compensation to the 50th percentile of the peer group, to award our directors’ ongoing commitment to service on a public company board and to reflect the ongoing time and efforts of directors, which is not limited to meeting attendance. In March 2010, as described below, the fee structure for non-employee directors was amended and the annual equity component of compensation was increased to align Board compensation more closely with the interests of Adept’s stockholders.

Annual Cash Compensation

	July 1, 2009 – February 28, 2010	March 5, 2010 – Present (Commencing Fourth Quarter Fiscal 2010)
Annual retainer for Directors	$20,000	$30,000

Board meeting fees	$1,000—physical attendance at regularly scheduled Board meetings $500 for attendance at telephonic meetings of the Board	Eliminated

Additional annual retainer for Chairman of the Board	$10,000	$15,000

Annual retainer for Committee Chairs:
Audit Committee	$12,500	$12,500 (unchanged)
Compensation Committee	—	$8,000
Nominating and Corporate Governance Committee	—	$4,000 (if not also serving as Chairman of the Board $2,000 (if also serving as Chairman of the Board

Annual retainer for non-Chair Committee membership:
Audit Committee	—	$6,000
Compensation Committee	—	$4,000
Nominating and Corporate Governance Committee	—	$2,000

Additionally, we reimburse our non-employee Board members for reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice is primarily related to travel expenses associated with Board or committee meetings or with committee assignments.

Equity Compensation

Each non-employee member of our Board of Directors is eligible to receive option awards under the terms of the Adept 2004 Director Plan. Annual option grants for continuing directors are awarded on the date of the first Board meeting following the Annual Meeting of Stockholders (which generally occur on the same day). All options granted to our non-employee directors have an exercise price equal to the closing price of our common stock on the grant date.

Until March 2010, (i) new members of the Board were eligible to receive an initial option grant to purchase 10,000 shares of Adept’s common stock, vesting at a rate of 25% on the first anniversary of the date of grant and at a rate of 1/48th of the total shares subject to the options per month thereafter, and (ii) continuing members of the Board who have served for at least six months were eligible to receive an annual option grant to purchase 3,000 shares of Adept common stock, which became exercisable at a rate of 1/48th of the shares subject to the options on the monthly anniversary of the date of grant. Each of our non-employee directors received an annual grant to purchase 3,000 shares of Adept common stock, under the terms described above, on November 6, 2009, the date of our last annual meeting

In March 2010, the Board of Directors increased the annual option grant for each non-employee director to 6,000 shares of Adept Common Stock and revised the vesting of annual options grants to vest in full on the date of annual meeting of stockholders following the meeting at which the director is elected. The Board also revised the vesting for initial option grants to non-employee directors so that 50% of the grant vests on the first annual meeting of stockholders following the appointment or election of the director and the remaining 50% vests at the second annual meeting of stockholders following the appointment or election of the director. On March 5, 2010, each of our non-employee directors received a one-time grant to purchase 3,000 shares of Adept common stock, under the terms described above, to bring his equity compensation into alignment with the new compensation structure adopted in March 2010.

Director Compensation in Fiscal 2010

The following Director Compensation Table sets forth summary information concerning the compensation paid to or earned by our non-employee directors for fiscal 2010 for services (all of which related to service on the Board or a committee thereof) to our company.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Michael P. Kelly—Chair (3)	$39,250	$10,006	—	$49,256
A. Richard Juelis (4)	$38,500	$10,006	—	$48,506
Robert J. Majteles (5)	$26,000	$10,006	—	$36,006
Herbert J. Martin (6)	$29,500	$10,006	—	$39,506

1)	The amounts in this column represent the aggregate grant date fair value of awards with respect to the fiscal year, calculated using the Black-Scholes-Merton valuation model in accordance with financial accounting standards ASC Topic 718, Compensation-Stock Compensation. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended June 30, 2010 for more information about how we account for stock based compensation.
2)	Each of our non-employee directors received an annual grant of an option to purchase 3,000 shares of Adept common stock on November 6, 2009 at an exercise price of $2.85 per share. Additionally, following the changes to Board compensation adopted by the Board in March 2010, each of our non-employee directors was granted an additional option to purchase 3,000 shares of Adept common stock on March 5, 2010, at an exercise price of $3.07 per share.
3)	Mr. Kelly received a fee of $36,750 for his service as Chairman of the Board and for his service on other Board Committees in fiscal 2010. He also received a fee of $2,500, or $1,000 for each physical meeting and $500 for each telephonic meeting of the Board or Special Committee meeting attended prior to the fourth quarter of fiscal 2010. Mr. Kelly had 21,400 options outstanding as of June 30, 2010, of which 12,648 were exercisable.
4)

Mr. Juelis received a fee of $23,000 for his service as a director and for service on Board Committees (other than as Chair) in fiscal 2010. He also received $12,500 for his service as Chair of the Audit Committee and a fee of $3,000, or $1,000 for each physical meeting and $500 for each telephonic meeting of the Board or Special Committee meeting attended prior to the fourth quarter of fiscal 2010. Mr. Juelis had 25,000 options outstanding as of June 30, 2010, of which 16,248 were exercisable.

5)	Mr. Majteles received a fee of $23,500 for his service as a director and for service on Board Committees in fiscal 2010. He also received a fee of $2,500, or $1,000 for each physical meeting and $500 for each telephonic meeting of the Board attended prior to the fourth quarter of fiscal 2010. Mr. Majteles had 22,000 options outstanding as of June 30, 2010, of which 13,248 were exercisable.
6)	Mr. Martin received a fee of $24,500 for his service as a director and for service on Board Committees in fiscal 2010. He also received $2,000 for his service as Chair of the Compensation Committee and a fee of $3,000, or $1,000 for each physical meeting and $500 for each telephonic meeting of the Board or Special Committee meeting attended prior to the fourth quarter of fiscal 2010. Mr. Martin had 25,000 options outstanding as of June 30, 2010, of which 16,248 were exercisable.

Vote required

The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them (a plurality) shall be elected directors.

The Board of Directors recommends a vote FOR the election of all five nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above. Unless marked to the contrary, proxies received will be voted FOR the election of all five nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Armanino McKenna LLP, an independent registered public accounting firm, as our independent registered public accountants, to audit our consolidated financial statements for the current year ending June 30, 2011. Armanino McKenna LLP has audited our consolidated financial statements since fiscal 2006. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Armanino McKenna LLP as our independent registered public accountants to audit our consolidated financial statements for the current fiscal year ending June 30, 2011. A representative of Armanino McKenna LLP is expected to be present at our Annual Meeting, and will have an opportunity to make a statement and to be available to respond to appropriate questions.

Stockholder ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors is not required by Adept’s bylaws or otherwise. However, the Board is submitting the selection of Armanino McKenna LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Armanino McKenna LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year, if it determines that such a change would be in the best interests of Adept and its stockholders.

Ratification of the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2011 requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2011. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of Armanino McKenna LLP.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee primarily assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting and financial reporting practices of Adept and engaging and reviewing the independence and performance of Adept’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. Adept’s independent auditors are responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The independent auditors report directly to the Audit Committee and have unrestricted access to the Committee. The Audit Committee also oversees the internal audit and Sarbanes-Oxley compliance functions of Adept, which report directly to the Audit Committee.

At the end of fiscal 2010 and early fiscal 2011, the Audit Committee reviewed and discussed with Adept’s independent auditors, the overall scope and plans for the fiscal 2010 year-end audit. In addition, the Audit Committee met with management and the independent auditors to review and discuss the audited consolidated financial statements as of and for the fiscal year ended June 30, 2010. The Audit Committee also reviewed and discussed the independent auditor’s examination of the financial statements, both with and without the presence of management.

In addition, the Audit Committee has discussed with the independent auditors their judgments as to the acceptability and quality of Adept’s accounting principles, and such other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board, or PCAOB. Further, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB and discussed with them their independence from Adept and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Adept’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Adept Technology, Inc. for the fiscal year ended June 30, 2010.

A. Richard Juelis, Chairman

Michael P. Kelly

Herbert J. Martin

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed to Adept for professional services rendered by Armanino McKenna LLP our principal accountants during the last two fiscal years.

	Fees billed by Armanino McKenna LLP for fiscal years ended
	June 30, 2010	June 30, 2009
Audit Fees (1)	$475,460	$524,370
Audit-Related Fees (2)	—	—

Audit and audit-related fees	475,460	524,370
Tax Fees (3)	—	12,176
All Other Fees (4)	19,325	—

Total fees	$494,785	$536,546

(1)	Includes fees for the audit of Adept’s consolidated financial statements included in Adept’s Annual Report on Form 10-K, fees for the review of the interim condensed consolidated financial statements included in Adept’s Quarterly Reports on Form 10-Q, and fees for services that are normally provided by Adept’s independent public accountants in connection with statutory and regulatory filings or engagements. Amount reflects fees billed to date and unbilled accrued fees for services rendered in connection with the audit of the financial statements for fiscal 2010. Additional fees may be incurred and billed for these services.
(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Adept’s consolidated financial statements that are not reported under “Audit Fees.”
(3)	Principally includes fees for assistance with preparation of federal, state and foreign tax returns, tax compliance, tax planning, tax advice and tax consulting.
(4)	Consists of fees for due diligence related to Adept’s acquisition of MobileRobots Inc.

Independent Auditors

The appointment of our independent auditors is approved annually by the Audit Committee of our Board of Directors. Armanino McKenna LLP, an independent registered public accounting firm, has been our auditor since October 2005 and was our independent auditor for fiscal year 2010. The Audit Committee of our Board of Directors has appointed Armanino McKenna LLP as our independent auditor for the fiscal year ending June 30, 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditor

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit and permissible non-audit services provided by Armanino McKenna LLP prior to the engagement of Armanino McKenna LLP with respect to such services. As the Audit Committee has not delegated any pre-approval authority, the Audit Committee has not adopted any specific pre-approval policies and procedures for delegates relating to the engagement of its independent auditors. None of the services described in the table above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has determined that the fees for services rendered were compatible with maintaining Armanino McKenna LLP’s independence from Adept.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Adept common stock held by:

•	each person known by Adept to beneficially own more than 5% of Adept’s outstanding common stock;

•	each director of Adept;

•	each of the executive officers of Adept named in the Summary Compensation Table below; and

•	all current directors and executive officers of Adept as a group.

Applicable percentage ownership in the following table is based on 9,376,859 shares of our common stock outstanding as of September 17, 2010.

This table is based upon information supplied by officers, directors and principal stockholders, and on Schedules 13F filed with the SEC. Beneficial ownership of greater than five percent of Adept’s outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC except as noted below, while beneficial ownership of executive officers and directors is as of September 17, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options or restricted stock awards that are currently exercisable or become exercisable within 60 days after the Record Date, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the principal address of each of the following persons is c/o Adept Technology, Inc., 5960 Inglewood Drive, Pleasanton, California 94588.

	Common Shares Beneficially Owned
Beneficial Owner	Number of Shares Owned	Number of Shares of Restricted Stock (1)	Number of Stock Options Exercisable in 60 Days	Total Shares Beneficially Owned	Percent of Shares Outstanding
5% Holders
AWM Investment Co., Inc. (Austin W. Marxe and David M. Greenhouse) (2)	2,275,976	—	—	2,275,976	24.3%
153 East 53rd Street
New York, NY 10022
Kopp Investment Advisors, LLC (3)	1,007,505	—	—	1,007,505	10.7%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
State of Wisconsin Investment Board (4)	792,609	—	—	792,609	8.5%
121 East Wilson St., 2nd Floor
Madison, Wisconsin 53707
Gruber & McBaine Capital Management, LLC (Jon D. Gruber and J. Patterson McBaine) (5)	551,828	—	—	551,828	5.9%
50 Osgood Place
San Francisco, California 94133
Officers of Adept
Lisa M. Cummins	10,313	40,000	59,652	109,965	1.2%
John Dulchinos	33,539	60,000	162,241	255,780	2.7%
Joachim Melis	—	—	54,761	54,761	*
David Pap Rocki	10,346	20,000	50,310	80,656	*
Non-employee Directors of Adept
Michael P. Kelly	18,000	—	16,900	34,900	*
A. Richard Juelis	4,500	—	20,500	25,000	*
Robert J. Majteles	—	—	17,500	17,500	*
Herbert J. Martin	—	—	20,500	20,500	*
All current executive officers and directors as a group (8 persons)	76,698	120,000	402,364	599,062	6.1%

*	Less than 1%
(1)	Consists of shares of restricted stock that are not vested as of September 17, 2010. Holders of unvested shares of restricted stock have voting rights with respect to such stock, but such stock is subject to both vesting and forfeiture.
(2)	Reflects ownership as reported on Form 13F filed with the SEC for the period June 30, 2010, and as updated by Marxe and Greenhouse to Adept as of September 10, 2010. Marxe and Greenhouse beneficially own 2,275,976 shares of Adept common stock which consists of: (i) 297,532 shares of common stock owned by Special Situations Cayman Fund, L.P.; (ii) 821,594 shares of common stock owned by Special Situations Fund III QP, L.P.; (iii) 579,962 shares of common stock owned by Special Situations Private Equity Fund, L.P.; (iv) 94,098 shares of common stock owned by Special Situations Technology Fund, L.P.; and (v) 482,790 shares of common stock owned by Special Situations Technology Fund II, L.P. AWM Investment Company, Inc. (“AWM”) serves as the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of Special Situations Fund III QP, L.P. AWM is also the general partner of and investment adviser to Special Situations Cayman Fund, L.P., and serves as the investment adviser to Special Situations Fund III QP, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., and Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(3)	Reflects ownership as reported on Schedule 13F filed with the SEC for the period ended June 30, 2010. This figure represents shares beneficially owned by (i) Kopp Investment Advisors, LLC (KIA), a registered investment advisor, (ii) Kopp Holding Company, LLC, and (iii) LeRoy C. Kopp, individually and through his control over Kopp Holding Company, LLC, which is the sole owner of KIA. KIA beneficially owns 1,007,505 shares of Adept common stock, has sole voting power over 1,007,505 shares, sole dispositive power over 588,600 shares and shared dispositive power over 418,905 shares.
(4)	Reflects ownership as reported on Form 13F filed with the SEC for the period ended June 30, 2010.
(5)	Reflects ownership as reported on Form 13-F filed with the SEC for the period ended June 30, 2010 and as updated by Gruber and McBaine to Adept as of September 10, 2010. This figure represents shares beneficially owned by (i) Gruber and McBaine Capital Management, LLC (“GMCM”), a registered investment advisor, (ii) Jon D. Gruber, (iii) J. Patterson McBaine, and (iv) Lagunitas Partners and consists of 551,828 shares of Adept common stock. GMCM beneficially owns 401,157 shares of Adept common stock and has shared voting power and shared dispositive power over 401,157 shares inclusive of Lagunitas Partners. Mr. Gruber has beneficial ownership of 472,855 shares of Adept common stock and sole voting power and sole dispositive power over 61,848 shares. Mr. McBaine has beneficial ownership of 480,130 shares of Adept common stock and sole voting and sole dispositive power over 73,798 shares. Lagunitas Partners beneficially owns 353,075 shares of Adept common stock and has shared voting power and shared dispositive power over 324,804 shares. Mr. Gruber and Mr. McBaine are the managers, controlling persons and portfolio managers of GMCM. Lagunitas Partners is an investment limited partnership of which GMCM is the general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Adept’s executive officers and directors, and persons who own more than ten percent of a registered class of Adept’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Adept with copies of all Section 16(a) forms they file. To Adept’s knowledge, based solely on a review of the copies of such reports furnished to us or written representations received from certain reporting persons, during fiscal 2009, all Section 16(a) filing requirements applicable to our officers and directors were complied with on a timely basis. We have not been informed of any untimely filing by a greater than ten percent stockholder.

EXECUTIVE COMPENSATION

Compensation Committee Report

The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be furnished in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010.

Respectfully submitted,

Herbert J. Martin, Chairman

Michael P. Kelly

Robert J. Majteles

Compensation Discussion and Analysis

General Philosophy/Objectives

Our overall philosophy with regards to executive compensation is to provide a compensation package that enables us to attract and retain highly qualified individuals whose abilities are critical to our long-term success, and to motivate these executives to achieve superior performance. Our compensation program for our Named Executive Officers (NEOs) is based upon the following underlying principles:

•	The NEOs’ total direct compensation (consisting of salary, annual incentive compensation and long-term equity incentive compensation opportunities) should be competitive;

•

A substantial portion of each NEO’s compensation should be at risk, with payment of that portion tied to achievement of specific, primarily corporate, financial, organizational or other performance goals; and

•

Our compensation program should align each NEO’s interests with the interests of stockholders by providing executives with long-term equity incentive compensation opportunities and promoting stock ownership.

Summary of Executive Compensation Program

In line with the principles noted above, our executive compensation program generally is comprised of three elements: (i) base salary, which is established primarily on the basis of individual qualifications and market considerations, with a general goal of seeking to align base salary compensation to be near the 50th percentile of base salary among its peer group, as discussed below, (ii) annual variable performance awards payable in restricted stock or cash and tied to Adept’s achievement of financial performance goals and the executive’s contribution to the achievement of those goals, and (iii) long-term stock-based incentive awards that are intended to strengthen the mutuality of interests between the executive officers and the stockholders and in the case of (ii) and (iii) with a goal of achieving NEO ownership levels between the 50th and 75th percentile of peer companies as further discussed below.

Each of the three elements described above is designed to reward different results, as shown below:

Compensation Element	Designed to Reward	Relationship to Objectives

Base Salary	Individual experience, qualifications and performance of the NEO	• Provides competitive compensation to attract and retain NEOs • Rewards past performance

Annual Variable Award (Restricted Stock or Cash)	Success in reaching corporate goals Restricted stock awards are subject to two-year retention for vesting

•   Provides competitive compensation to attract and retain NEOs

•   Compensation is at risk so that NEOs are motivated to achieve corporate goals

•   Restricted stock vesting promotes stock ownership and aligns NEO interests with the interests of our stockholders

Long-Term Stock-Based Incentive Awards (Stock Options)	Achievement of corporate goals and commitment to long-term success of Company, through participation in increased shareholder value.	• Aligns the NEOs’ interests with the interests of our stockholders • Promotes stock ownership

The mix between elements of compensation varies by NEO and is influenced by corporate financial and strategic goals rather than individual performance. In general the Compensation Committee adheres to our overall philosophy of offering compensation that is competitive; providing NEOs with significant opportunity to earn additional, at risk compensation by meeting or exceeding business plan objectives; and including long-term equity opportunities as an important compensation element. Currently, our business goal of preserving the Company’s cash influences the mix of compensation elements we utilize, which has resulted in less emphasis on salary and more emphasis on equity, in particular restricted stock, as a way of providing competitive remuneration with a retention element. We also utilize restricted stock for at risk performance awards for our non-sales executives, which provide an incentive for achievement of performance goals with a retention element, as stock awards are subject to two-year vesting. For our sales executives, at risk performance awards consist of cash compensation in the form of commission payments with consideration of revenue for products sold, as these executives can influence sales of our products most directly. Additionally, we have set a goal of increasing the percentage of each NEO’s ownership in the Company, and this too results in a greater emphasis on equity within the mix of executive compensation. We utilize stock options as a long-term incentive as we believe stock options, which vest over several years, align the interests of our executives with the long-term interest of our shareholders by focusing them on increasing shareholder value. Long-term option awards generally have comprised a higher percentage of the mix of compensation for our U.S. executives than for our executives outside the U.S., as equity awards are generally considered to be a more important element of compensation among U.S. employees. Details about the compensation elements utilized in our executive compensation program during fiscal 2010 are provided below under “Elements of Executive Compensation.”

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. During fiscal 2010 the members of the committee were Michael Kelly, Robert Majteles and Herbert Martin, each an independent, non-employee director, and Mr. Martin served as Chairman.

The Compensation Committee has direct authority and responsibility to oversee Adept’s overall compensation structure, policies and programs and to assess whether our compensation structure establishes appropriate incentives for management and employees. In reviewing and determining the compensation of our CEO and our other NEOs, the Compensation Committee evaluates a variety of criteria, including comparable and market compensation data, executive performance and potential, and other information determined by the Compensation Committee to be important. The CEO does not have a role in setting his compensation, but the Compensation Committee considers the recommendations of the CEO when determining annual compensation for our other NEOs. On at least an annual basis, the Compensation Committee or Board also approves stock option or other equity or cash incentive awards for all our NEOs. In addition, the Compensation Committee reviews and recommends to the Board of Directors employment agreements and severance arrangements for our NEOs.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors and to obtain other data or resources as it determines appropriate. For fiscal 2010, Radford, an AON Consulting Company, was engaged at the direction of the Compensation Committee as compensation consultant on all matters related to the compensation of Adept’s executive officers. Radford was assigned projects directly by the committee, or by the Director of Human Resources and her staff at the request of the committee. The Company’s human resources group also supported the work of Radford and the committee. For fiscal 2010, Radford provided advice and recommendations to the committee on competitiveness of executive officer compensation levels, goal metrics and bonus design, compensation mix between cash and equity, composition of the peer group, developments in technology industry compensation programs, legislation and regulation affecting executive compensation, the impact of the global economy on executive compensation and director compensation. For fiscal 2010, we paid Radford and AON less than $120,000 for the compensation services it provided to the committee. This included attending committee meetings, surveys, data analysis and other compensation related services. Independent of its consulting services, we also subscribe to and participate in Radford’s technology benchmarking surveys and utilize another subsidiary of AON Corporation, AON Consulting, as our insurance broker for healthcare coverage for our U.S. employees. More information about the Compensation Committee’s role can be found under “Proposal One: Election of Directors—Compensation Committee” in this proxy statement.

Summary of Executive Compensation in Fiscal 2010

Determination of compensation elements for our executive officers for fiscal 2010 included (i) review of base salary for each officer, (ii) establishment of annual performance goals and award levels for at risk compensation and (iii) review of each officer’s beneficial ownership of Adept stock. Each of these elements was evaluated in the context of peer data provided by a compensation consultant retained by the Company and all three elements were considered both separately and together to ensure that the overall compensation package for each NEO addressed our primary objectives of offering competitive remuneration, having a substantial portion of compensation at risk and promoting long-term stock ownership. Restricted stock was utilized as the performance-based component of at-risk executive compensation and stock options were utilized for long-term incentive compensation in fiscal 2010. Both forms of equity result in expense for the Company. However, restricted stock was believed to be an appropriate form of performance-based compensation as i) the two-year vesting period of restricted stock provides a more immediate incentive to recipients than stock options, which vest over four years, while allowing the Company to provide a non-cash award, and ii) positive Adjusted EBITDA, which was the criterion for restricted stock awards for fiscal 2010, resulted from operational improvement as well as revenue growth, which strengthens Adept’s financial and market position and thus enhances shareholder value. Similarly, stock options i) allow Adept not to use its cash for compensation, while only incurring modest non-cash expense relating to the options in consideration of the long-term retention required to earn the full award, and ii) align the interest of NEOs with stockholders as option value results from positive stock price performance.

In determining compensation for fiscal 2010, the Compensation Committee established a goal of using a mix of stock options and performance-based restricted stock to achieve NEO ownership levels between the 50th and 75th percentile of peer companies. The overall mix of compensation elements for fiscal 2010 was further influenced by the global economic downturn, its possible negative effects on the Company’s revenues and the clear goal of management to preserve cash and to manage Adept’s business to be profitable. In particular, salary reductions implemented during the second half of fiscal 2009 were an important consideration in determining executive compensation for fiscal 2010. Consequently, the main features of executive compensation for fiscal 2010 included (i) no increase to base salary levels, (ii) the use of restricted stock rather than cash for at risk performance awards for all of the non-sales NEOs, and (iii) supplemental option grants that served both to reflect a decrease in salary in fiscal 2009 and fiscal 2010 and to increase the beneficial ownership of our executive officers.

Competitive Benchmarking /Review of Peer Data

In determining executive compensation for fiscal 2010 and to make certain that our compensation programs meet the objectives described above, the Compensation Committee relied on compensation information produced by Radford an AON Consulting Company, a compensation consulting firm for the technology industry. The compensation information considered by the Compensation Committee for fiscal 2010 was drawn from a peer group of 20 companies considered to be most closely comparable to Adept (as detailed below), which was developed and reviewed by both management of the Company and the Compensation Committee. In certain instances a broader, supplemental list based on Radford’s surveys also was utilized that consisted of more than 100 publicly traded technology companies with between $30 million and $100 million in revenue, headquartered in Northern California. The supplemental group data was used where peer group data was insufficient to address specific items, particularly in evaluating stock ownership and incentive/performance awards and director compensation.

In making its decisions about compensation for individual executives, the Committee reviewed comparable salary and equity incentive information, by position, from Radford. The 20 companies determined to be most comparable to Adept (the “Peer Group”) were selected based on their similar size to Adept, their technologies and their location in California, and included:

8X8, Inc.	PDF Solutions Inc.

ActivIdentity Corporation	Phoenix Technologies Ltd.

California Micro Devices Corp.	PLX Technology Inc.

Cutera, Inc.	QuickLogic Corp.

Endwave Corp.	RAE Systems Inc.

Glu Mobile, Inc.	Rainmaker Systems Inc.

Keynote Systems Inc.	Solta Medical, Inc.

LaserCard Corp.	SWK Holdings Corporation (formerly KANA Software)

LookSmart, Ltd.	Virage Logic

MIPS Technologies, Inc.	ZiLog, Inc.

Elements of Executive Compensation

Base Salary

Base salaries for NEOs are reviewed annually, or more frequently should there be significant changes in responsibilities. In each case, the Compensation Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, current salary level and competitive salary practices.

In April 2009, the Compensation Committee reviewed and evaluated competitive base salary levels for our executive officers, comparing each NEO’s base salary with a target amount equal to the 50th percentile of comparable companies using Radford’s surveys, including the peer group list and the broader supplemental group of technology companies. Radford’s data indicated that base salary levels for each of our NEOs fell below the 50th percentile of base salary for respective positions compared with the group of comparable companies. However, the Compensation Committee took no action at that time to further evaluate or increase salaries, due to ongoing economic uncertainty and the fact that temporary salary reductions for all Adept employees, including our NEOs, recently had been implemented by the Company in response to the economic downturn. Therefore, annual base salaries for our NEOs for fiscal 2010 remained at their pre-reduction levels, which for Mr. Dulchinos was $285,000, for Ms. Cummins was $220,000, for Mr. Melis was approximately $205,215 (as adjusted for currency translation) and for Mr. Pap Rocki was $197,300. The salary reductions are more fully described below under “Elements of Executive Compensation—Salary Reductions during Fiscal 2009 and Fiscal 2010.”

Because base salaries for our NEOs in fiscal 2010 were considered to be less than competitive based on Radford data and because of the temporary salary reductions in effect, the Compensation Committee utilized other compensation elements, including restricted stock and stock option grants, to create a competitive compensation package for each of our NEOs and to increase the mix of both at risk and long-term equity compensation. These other elements are discussed below under “Elements of Executive Compensation—At Risk Performance Awards and the Fiscal 2010 Performance Program” and “—Long-term Compensation.”

Salary Reductions during Fiscal 2009 and Fiscal 2010. In determining base salary levels for executives for fiscal 2010, the Compensation Committee also considered temporary salary reductions that had been taken during fiscal 2009. A 10% reduction in base salary (or in certain cases, hours worked) was implemented January 1, 2009 (during our fiscal 2009 third quarter), which was effective for all Adept employees, including all of our NEOs, except for our CEO, John Dulchinos, who voluntarily took a reduction of 20% to his base salary. A second reduction was implemented in April 2009 (during our fiscal 2009 fourth quarter) and also was effective for all Adept employees; however the amount of reduction varied by position and base salary level. With this second reduction, base salaries for our CFO, Lisa Cummins, and our Vice President Worldwide Sales, Joachim Melis, were reduced by a total of 20%; the base salary of our Vice President Worldwide Operations, David Pap Rocki, was reduced by a total of 30%; and the base salary of Mr. Dulchinos was reduced by a total of 35%.

The restoration of salary levels for non-executive employees was partially effected in October 2009 and fully effected in December 2009 and the restoration of salary levels for NEOs was effected in December 2009, all restorations taking place during Adept’s second fiscal quarter. Additionally, the NEOs were given an additional salary payment equal to what each would have received had his or her salary been partially restored at the same time as the non-executive employees. For Mr. Dulchinos, this additional amount was $2,192; for Ms. Cummins, it was $1,692; for Mr. Melis, it was €1,076, or approximately $1,543, and for Mr. Pap Rocki, it was $1,518. The decision to restore salary levels for both the non-executive employees and the NEOs was made by the Compensation Committee and was based on an increased level of order bookings and revenue projections for the Company.

At Risk Performance Awards and the Fiscal 2010 Performance Program

The Compensation Committee sets new goals for Adept each fiscal year on the basis of past performance and objectives for the next fiscal year. In November 2009, the Compensation Committee recommended and the Board of Directors approved and adopted the Fiscal 2010 Performance Program (the “2010 Program”), under which our NEOs and certain key employees were eligible to receive restricted stock awards based on the achievement of a specific financial target for fiscal 2010—positive “Adjusted EBITDA” (earnings before interest income, income taxes, depreciation and amortization, merger and acquisition expense and goodwill impairment, and stock-based compensation expense as calculated under ASC Topic 718).

The purpose of the 2010 Program was to provide performance-based compensation to individuals who make a significant contribution to the performance of Adept, by:

•	focusing on the achievement of a specific performance target;

•	reinforcing a team orientation through a collective target;

•	providing significant award potential for achieving outstanding performance; and

•	enhancing the ability of the Company to attract and retain highly talented and competent individuals.

In fiscal 2010, eligible participants under the 2010 Program consisted of our three NEOs who are not sales executives (Mr. Dulchinos, Ms. Cummins and Mr. Pap Rocki), as well as other key employees. Mr. Melis, our Vice President Worldwide Sales, participated in a commission-based award program that is described below. The 2010 Program provided for an award of restricted stock that included an aggregate of 120,000 restricted shares for our three participating NEOs and an aggregate of 40,000 restricted shares for other key employees. The individual amount of restricted stock for which each NEO was eligible was determined by the Compensation Committee, based on their review and evaluation of total stock ownership levels for our executive officers and the market data presented to the Committee. In their review the Compensation Committee, compared each NEO’s stock option ownership levels with a target amount equal to the 50th and 75th percentile of comparable companies, including the 20 peer companies and the broader supplemental group of technology companies, as surveyed by Radford. The data from Radford indicated that the stock ownership level of each of our NEOs fell below the 50th percentile of stock ownership for comparable positions at peer companies. Radford further provided analysis of the number of total shares needed to bridge the gap between current ownership levels and ownership and the 50th and 75th percentiles. The number of shares suggested by Radford to fill these gaps included both restricted stock and four-year vesting stock options. In determining the number of restricted stock awards for which each NEO was eligible in fiscal 2010, the Compensation Committee first determined the number of stock options required to reach equity ownership at the 50th percentile, and then determined the amount of restricted stock to achieve equity ownership between the 50th and 75th percentiles. No discretion of the Compensation Committee was exercised to adjust the grants based upon Company or individual performance.

In August 2010 the Compensation Committee granted restricted stock awards to the eligible NEOs as shown below, based on Adept’s achievement of positive Adjusted EBITDA for fiscal 2010. Restricted stock awards are priced using the closing price of Adept’s stock on the date of grant and vest over two years in equal quarterly installments.

Name	Number of Shares	Value of award (1)
John Dulchinos—President and Chief Executive Officer	60,000	$291,600
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	40,000	$194,400
David Pap Rocki—Vice President, Worldwide Operations	20,000	$97,200

1)	Calculated by multiplying number of restricted shares by the closing price of Adept common stock on the date of grant, which was August 31, 2010. The closing price on this date was $4.86 per share.

At Risk Compensation for our Vice President Worldwide Sales. In August 2009, the Compensation Committee approved a cash incentive program for fiscal 2010 for Mr. Melis, who served as our Vice President Worldwide Sales during fiscal 2010 and now serves as our Vice President, Business Development and Managing Director of Europe. Under the terms of this program, Mr. Melis was eligible to receive a cash commission bonus based upon Adept’s gross revenues for each fiscal quarter. The cash bonus consisted of (i) 0.1% of revenue achieved between $9.0 million and $12.5 million, plus (ii) 0.5% of revenue achieved between $12.5 million and $15.0 million, plus (iii) 1.0% of revenue in excess of $15.0 million, in each case for the relevant fiscal quarter. Gross revenue below $9.0 million per quarter would not result in a commission bonus payment. Additionally, if the Company achieved positive Adjusted EBITDA for fiscal 2010, Mr. Melis would be entitled to receive the greater of commission payments actually earned for the fiscal year, or $75,000.

Cash commission payments made to Mr. Melis in fiscal 2010 are shown below. All payments were in U.S. dollars. As commission payments earned by Mr. Melis exceeded $75,000, no additional payments were made for Adept’s achievement of positive Adjusted EBITDA.

	Gross Revenue (in ‘000s)	Commission Payments
First Quarter	$9,100	$9,100
Second Quarter	$12,600	13,000
Third Quarter	$14,287	21,436
Fourth Quarter	$16,469	39,600

		$83,226

Long Term Compensation

Equity Plans. We maintain three long-term incentive equity plans in which our NEOs are eligible to participate: the 2001 Stock Option Plan, as amended, the 2003 Stock Option Plan, as amended, and the 2005 Equity Incentive Plan. We refer to these plans as the “Equity Plans.” The Equity Plans are intended to align stockholder and employee interests by creating a direct link between long-term rewards and the value of our common stock. The Equity Plans authorize the Compensation Committee to award stock options to our NEOs.

The Compensation Committee believes that long-term stock ownership by executive officers and employees is an important factor in retaining valued employees and in achieving growth in share value. Generally, we grant options primarily to our non-employee directors and our executive and senior management team. Option grants to NEOs utilize vesting periods that encourage the NEOs to continue in the employ of Adept. Because the value of an option bears a direct relationship to our stock price, the Compensation Committee believes that options motivate NEOs to manage Adept in a manner which will benefit all stockholders.

Annual Time-Based Stock Options. Option grants to NEOs generally are made on an annual basis. The exercise price per share of each stock option is equal to the closing market price of a share of Adept common stock on the date the option is granted. The size of the stock option grants is determined by a number of factors, including:

•	comparable grants to executive officers and employees of similarly situated companies;

•	the NEO’s relative position and responsibilities with Adept;

•	the individual performance of the NEO over the previous fiscal year;

•	the anticipated contribution of the NEO to the attainment of our long-term strategic performance goals; and

•	the dilutive effect of the option grant.

Our CEO generally provides his recommendations to the Compensation Committee regarding specific grant amounts or ranges for our other NEOs, and the Board reviews and determines the option amounts granted to our other NEOs and sets the amounts granted to our CEO.

Supplemental Stock Option Grants in June 2009. In determining long-term compensation for fiscal 2010, the Compensation Committee considered the above factors and also identified some specific goals relating to the use of stock option grants: (i) to help compensate for the reduced salary levels implemented in the third and fourth quarters of fiscal 2009, which were expected to remain in effect through a portion of fiscal 2010, (ii) to address the fact that more than 95% of the Company’s outstanding options were “under water” (i.e., had an exercise price above the recent trading price of Adept’s common stock), and (iii) to help increase the total beneficial ownership of NEOs and key employees to levels between the 50th and 75th percentiles for comparable positions at peer companies.

Although annual stock option grants are generally made in the first half of the current fiscal year, for fiscal 2010 the Compensation Committee decided to accelerate the date of option grants to the end of fiscal 2009, so that the goals for stock option grants described above could more quickly be addressed. Therefore, in June 2009 the Compensation Committee approved a special supplemental option grant for Adept’s NEOs and key employees. In determining the number of stock options to be granted to each NEO, the Compensation Committee reviewed and evaluated stock ownership levels for our executive officers, comparing each NEO’s stock option ownership levels with a target amount equal to the 50th and 75th percentile of the comparable companies, which included the 20 peer companies and the broader supplemental group, as surveyed by Radford. The data from Radford indicated that the stock ownership level of each of our NEOs fell below the 50th percentile of stock ownership for comparable positions at peer companies. Additionally, more than 95% of the options held by NEOs were underwater and therefore not serving to promote retention or provide a long-term incentive for our NEOs. Radford further provided analysis of the number of total shares needed to bridge the gap between current ownership levels and ownership and the 50th and 75th percentiles. The number of shares suggested by Radford to fill these gaps included both four-year vesting stock options and restricted stock subject to a shorter vesting period. In determining the number of stock options to grant each NEO, the Compensation Committee first determined the number of stock options required to reach equity ownership at the 50th percentile, and then determined the amount of restricted stock to achieve equity ownership between the 50th and 75th percentiles.

The supplemental option grants were made on June 4, 2009, vest 1/48th per month over four years, expire ten years from the date of grant and have an exercise price of $3.07 per share, which was the closing price of our common stock on the date of grant. Because of the date of grant of these options, which was during the last month of fiscal 2009, these supplemental options are presented as part of fiscal 2009 compensation in the Summary of Executive Compensation table and are not reflected in the Grant of Plan Based Awards table within this proxy statement. However, the determination to grant these supplemental options was made as part of the Compensation Committee’s overall evaluation of executive compensation for fiscal 2010 and they are best understood in that context.

The number of stock options granted to each of our NEOs in June 2009 is shown below:

Name	Number of Shares
John Dulchinos—President and Chief Executive Officer	85,000
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	20,000
Joachim Melis—Vice President, Business Development	20,000
David Pap Rocki—Vice President, Worldwide Operations	12,500

Fiscal 2011 Executive Compensation

In August 2010, our Compensation Committee adopted an executive compensation program for fiscal 2011 that seeks to (i) continue to preserve the Company’s cash by emphasizing equity to competitively retain and incentivize NEOs (ii) primarily make use of restricted stock rather than cash for at risk performance compensation, and (iii) utilize stock options with multi-year vesting periods for long-term compensation. The Compensation Committee utilized data from Radford to create the fiscal 2011 program, including analysis of executive compensation of the 20 peer companies and the broader supplemental group of technology companies, as surveyed by Radford. As part of the program, the Compensation Committee adopted the Fiscal 2011 Performance Plan, referred to as the 2011 Plan, which provides for potential performance-based compensation for executive officers and key employees of the Company. The 2011 Plan provides that, based upon the Company’s revenue and Adjusted EBITDA performance for fiscal year 2011, the employee participants may receive restricted stock units in varying amounts subject to the level of revenue and Adjusted EBITDA for fiscal 2011 up to an aggregate of 148,000 shares of the Company’s common stock and may also receive cash performance payments in amounts to be determined up to an aggregate of $370,000 upon exceeding certain revenue and Adjusted EBITDA performance targets for the fiscal year. The Compensation Committee may also award in its discretion upon recommendation of the CEO additional amounts in stock or cash with an aggregate value of up to 35,000 shares of common stock to non-executive employees. Any restricted stock units earned under the 2011 Plan will be subject to vesting and settled for shares of common stock in quarterly installments over the two year period following the end of fiscal 2011. If a change of control transaction were to occur, the results for the period up to such change of control would be applied to determine the appropriate amount earned, and amounts paid would vest and be settled in full immediately before the change in control. The 2011 Plan includes a “clawback” provision for recovery by Adept of amounts paid in excess of actual results in the event of restated financial statements.

Employee Benefit Plans

Our executive officers are eligible for the same benefits available to Adept employees. These include participation in a tax-qualified 401(k) plan, Employee Stock Purchase Plan and group life, health, dental, vision and disability plans.

Perquisites

Adept generally does not provide its executive officers with significant perquisites and personal benefits. Adept is providing John Dulchinos, President and COO, with a housing allowance through calendar year 2011 while employed with Adept. In addition, we provide an automobile allowance to Joachim Melis, our Vice President, Business Development and Managing Director of Europe, who is based in Germany, in keeping with local business practices.

Severance Benefits

We generally do not provide severance to our executive officers. From time to time, we may provide severance benefits upon termination of executives under certain circumstances.

Summary of Fiscal 2010 Executive Compensation

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and the two executive officers serving during fiscal 2010 other than the CEO and CFO, based on total compensation for their services with us in all capacities during the fiscal years ended June 30, 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(5)	Stock Awards ($) (6)(7)	Option Grants ($) (6)(8)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John Dulchinos—President and Chief Executive Officer	2010	$241,154	(1)	—	$291,600	—	—		$47,125	(11)	$579,879
	2009	$238,115	(1)	—	$34,198	$595,440	—		$50,055	(12)	$917,808
	2008	$235,000		$38,775	$171,150	$65,755	—		$46,966	(13)	$557,646
Lisa M. Cummins—Vice President Finance and Chief Financial Officer	2010	$201,385	(2)	—	$194,400	—	—		$14,711	(14)	$410,496
	2009	$197,423	(2)	—	$6,601	$147,087	—		$14,234	(14)	$365,345
	2008	$188,616		$31,350	$145,478	$62,957	—		$13,251	(14)	$441,652
Joachim Melis—Vice President, Business Development (formerly VP Worldwide Sales) (16)	2010	$176,933	(3)	—	—	—	$83,226	(9)	$18,114	(15)	$278,273
	2009	$175,119	(3)	—	—	$101,783	—		$17,880	(15)	$294,782
	2008	$185,765		—	—	$39,173	$166,266	(10)	$15,670	(15)	$406,874
David Pap Rocki—Vice President, Worldwide Operations	2010	$171,499	(4)	—	$97,200	—	—		$18,346	(14)	$287,045
	2009	$176,966	(4)	—	$15,783	$43,792	—		$18,101	(14)	$254,642
	2008	$189,750		$31,499	$122,250	$19,587	—		$15,088	(14)	$378,174

Salary

1)	Mr. Dulchinos’ annual base salary was increased from $202,672 to $235,000 in June 2007 and increased to $285,000 in September 2008 upon his appointment to CEO. Payments shown for fiscal 2009 and 2010 reflect temporary salary reductions taken in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Dulchinos’ salary was fully restored at the end of the fiscal second quarter of 2010 and he also received an additional payment of $2,192 in restoration of his previous salary level.
2)	Ms. Cummins’ annual base salary was set at $190,000 upon her appointment as CFO in July 2007 and increased to $220,000 in September 2008. Payments shown for fiscal 2009 reflect temporary salary reductions taken in the second half of 2009 as part of Adept’s expense reduction efforts. Ms. Cummins’ salary was fully restored at the end of the fiscal second quarter of 2010 and she also received an additional payment of $1,692 in restoration of her previous salary level.
3)	Mr. Melis’ annual base salary was increased from €120,000 to €130,000 in October 2007 and increased to €140,000 in September 2008. Payments shown for fiscal 2009 reflect temporary salary reductions taken in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Melis’ salary was fully restored at the end of the fiscal second quarter of 2010 and he also received an additional payment of approximately $1,543 in restoration of his previous salary level.
4)	Mr. Pap Rocki’s annual base salary was increased to $197,300 upon his promotion to Vice President, Worldwide Operations in September 2008. Payments shown for fiscal 2009 reflect temporary salary reductions taken in the second half of 2009 as part of Adept’s expense reduction efforts. Mr. Pap Rocki’s salary was fully at the end of the fiscal second quarter of fiscal 2010 and he also received an additional payment of $1,518 in restoration of his previous salary level.

Bonus Awards

5)	Bonus amounts shown for fiscal 2008 represent cash payments equal to 16.5% of annual base salary based on the achievement of revenues and operating income exceeding the maximum targets originally established under Adept’s Fiscal 2008 Executive and Senior Management Payment Plan, adopted in October 2007 and revised January 2008. No bonuses were paid to executives in fiscal 2009, as corporate financial targets set forth in the Fiscal 2009 Executive and Senior Management Payment Plan were not achieved. The Fiscal 2010 Performance Program utilized restricted stock awards rather than cash bonuses for achievement of corporate financial targets, therefore no cash bonuses were paid to executives in fiscal 2010.

Stock Awards

6)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown reflect the aggregate grant date fair value of restricted stock and stock option awards granted during or related to the applicable year calculated in accordance with ASC Topic 718. Prior to fiscal 2010, SEC rules required that this table disclose the equity compensation expense recognized by the Company during the applicable year for financial statement purposes. Recent changes in the SEC’s disclosure rules require that the stock award and option award amounts in the applicable columns of the table above, with respect to fiscal 2009 and fiscal 2008, now be presented on a similar basis as the fiscal 2010 presentation using the grant date fair value of the awards granted during the corresponding year. Accordingly, the values reported for fiscal 2009 and fiscal 2008 have been recalculated and are also now reported in the table above based on the aggregate grant date fair value. As a result, each Named Executive Officer’s total compensation amounts for fiscal 2009 and fiscal 2008 also differ from the amounts previously reported in the Company’s Summary Compensation Table for these years. For additional information on the valuation assumptions used for the grants, see Note 2 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

7)	For fiscal 2010, represents restricted stock awards made following the close of the fiscal year under the Fiscal 2010 Performance Plan. For fiscal 2009, represents restricted stock awards made in April 2009 in recognition of salary reductions taken by our NEOs in the second half of fiscal 2009. For fiscal 2008, represents restricted stock awards based on the achievement of revenue and operating income targets during fiscal 2008 under Adept’s Fiscal 2008 Executive and Senior Management Payment Plan, which were awarded for fiscal 2008 during fiscal 2009.

Option Awards

8)	Amounts may also reflect both time-based initial or annual options to purchase shares of Adept’s stock as granted under our 2001 Stock Option Plan, 2003 Stock Option Plan and 2005 Equity Incentive Plan.

Non-Equity Incentive Plan Compensation

9)	Reflects quarterly commission payment made or accrued in fiscal 2010 for Mr. Melis based on the achievement of quarterly revenue targets under the fiscal 2010 cash incentive program established for him. Commission payments consisted of (i) 0.1% of revenue achieved between $9.0 million and $12.5 million, plus (ii) 0.5% of revenue achieved between $12.5 million and $15.0 million, plus (iii) 1.0% of revenue in excess of $15.0 million, in each case for the relevant fiscal quarter.
10)	Reflects quarterly commission payment made or accrued in fiscal 2008 for Mr. Melis at an average annual rate of 0.27% of total worldwide revenue based on the achievement of individual sales performance targets under our 2008 Executive and Senior Management Payment Plan.

All Other Compensation

11)	Includes payments made by Adept on behalf of Mr. Dulchinos of $15,436 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,689 for housing allowance.

12)	Includes payments made by Adept on behalf of Mr. Dulchinos of $18,256 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,799 for housing allowance.
13)	Includes payments made by Adept on behalf of Mr. Dulchinos of $14,982 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of $31,984 for housing allowance.
14)	Reflects health care, long-term disability and life insurance premiums paid by Adept on behalf of Ms. Cummins and Mr. Pap Rocki.
15)	Reflects payments made directly to Mr. Melis for an automobile allowance.

Exchange Rate

16)	Mr. Melis is paid in local currency, which is the euro. In fiscal 2010, Mr. Melis was paid a base salary of €127,077, including the temporary salary reductions discussed in “Salary” above, and he received €13,010 in automobile allowance. In fiscal 2009, Mr. Melis was paid a base salary of €127,423, including the temporary salary reductions discussed in “Salary” above, and he received €13,010 in automobile allowance. In fiscal 2008, Mr. Melis was paid a salary of €126,300 and he received €10,655 in automobile allowance. Salary, automobile allowance and insurance premium amounts shown in dollars in the table above were derived using a daily average exchange rate of US $1.39233 per euro for fiscal 2010, US $1.37429 per euro for fiscal 2009 and US $1.47061 per euro for fiscal 2008. Commission and bonus amounts for all years were calculated in dollars and paid in euros.

The following table sets forth certain information with respect to the grant of non-equity and equity incentive plan awards under our various equity and non-equity incentive plans during fiscal 2010.

Grant of Plan-Based Awards in Fiscal 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Stock Awards; Number Shares of Stock (#) (3)	All Option Awards; Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Dulchinos—President and Chief Executive Officer	11/6/2009	—	—	—	—	60,000	60,000	—	—	—	—
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	11/6/2009	—	—	—	—	40,000	40,000	—	—	—	—
Joachim Melis—Vice President, Business Development (formerly VP, Worldwide Sales)	8/28/2009	$9,000	$50,000	—	—	—	—	—	—	—	—
David Pap Rocki—Vice President, Worldwide Operations	11/6/2009	—	—	—	—	20,000	20,000	—	—	—	—

1)	Refers to potential cash payouts, including commissions, under the fiscal 2010 cash incentive program for our Vice President Worldwide Sales, which was adopted on August 28, 2009. Under this program, potential sales commissions are based on quarterly sales revenue targets set by the Board of Directors. The payment of commission for each quarter was dependent upon the achievement of a revenue threshold of $9.0 million for each quarter and consisted of cash payments of (i) 0.1% of worldwide revenue achieved between $9.0 million and $12.5 million, plus (ii) 0.5% of worldwide revenue achieved between $12.5 million and $15.0 million, plus (iii) 1.0% of worldwide revenue in excess of $15.0 million, in each case for the relevant fiscal quarter. The target commission bonus of $50,000 is based on the achievement $12.5 million of worldwide revenue in each of the four quarters of fiscal 2010. There was no cap to the amount of commission payments Mr. Melis was eligible to receive. For his performance against these revenue targets in fiscal 2010, Mr. Melis was paid approximately $83,226. The Fiscal 2010 Performance Program specifying potential performance incentive awards for our NEOs other than the Vice President Worldwide Sales was adopted November 6, 2009 and did not include a cash bonus component.
2)	Refers to the potential award of restricted stock options under our Fiscal 2010 Performance Program, under which our three non-sales executives were eligible to receive restricted stock awards based on Adept’s achievement of positive Adjusted EBITDA for fiscal 2010. This corporate financial goal was met for fiscal 2010 and each of our three non-sales executives received the number of restricted shares shown in the table above in fiscal 2011. Restricted stock awards are priced using the closing price of Adept’s stock on the date of grant and vest over two years in equal quarterly installments. The closing price of our stock on August 31, 2010, the date of grant, was $4.86 per share.

3)	No restricted stock awards were made during fiscal 2010. The restricted stock awards made to our three non-sales executives for achievement of positive Adjusted EBITDA in fiscal 2010 were made following the close of the fiscal year and therefore are not shown in the table above.
4)	No stock option awards were made during fiscal 2010. The stock option grants made to our NEOS as compensation for their reductions in salary during fiscal 2009 and fiscal 2010 were made prior to the beginning of fiscal 2010 and therefore are not shown in the table above.

The following table sets forth certain information with respect to the outstanding equity awards held by the named executive officers at the end of the fiscal year ended June 30, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date		Number of Shares of Stock That Have Not Yet Vested		Market Value of Shares of Stock That Have Not Yet Vested (2)
John Dulchinos—President and Chief Executive Officer	2,000 2,000 2,000 632 2,528 2,500 1,625 6,375 10,000 5,000 2,000 2,500 2,500 16,572 15,666 43,749 21,125 125	— — — — — — — — — — — — — 1,928 7,834 56,251 63,375 375	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	118.75 42.00 35.81 16.55 16.30 13.95 4.25 1.50 6.50 5.50 9.85 10.80 13.94 8.067 5.74 9.48 3.07 3.07	8/01/2010 6/15/2011 8/09/2011 10/22/2011 12/14/2011 5/03/2012 4/08/2013 4/08/2013 9/13/2014 3/09/2015 11/18/2015 2/09/2016 5/05/2006 11/17/2016 10/04/2017 9/08/2018 6/04/2019 6/04/2019	(4)	2,625	(3)	$13,230
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	18,750 15,000 10,936 4,534 125	6,250 7,500 14,064 14,966 375	$ $ $ $ $	7.14 5.74 9.48 3.07 3.07	6/08/2017 10/04/2017 9/08/2018 6/04/2019 6/04/2019		2,232	(3)	$11,249
Joachim Melis—Vice President, Business Development (formerly VP Worldwide Sales	150 1,000 520 520 500 2,100 8,000 5,000 2,500 1,500 2,000 4,479 9,333 6,562 4,534 125	— — — — — — — — — — — 521 4,667 8,438 14,966 375	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	118.75 42.00 23.20 13.95 4.25 1.50 6.50 5.50 9.85 10.80 13.94 8.067 5.74 9.48 3.07 3.07	8/1/2010 6/15/2011 9/6/2011 5/3/2012 4/8/2013 4/8/2013 9/13/2014 3/9/2015 11/18/2015 2/9/2016 5/5/2016 11/17/2016 10/04/2017 9/08/2018 6/04/2019 6/04/2019		—		—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date		Number of Shares of Stock That Have Not Yet Vested		Market Value of Shares of Stock That Have Not Yet Vested (2)
David Pap Rocki—Vice President, Worldwide Operations	600 1,200 500 260 800 510 2,140 10,000 5,000 15,677 4,666 2,187 2,790 125	— — — — — — — — — 1,823 2,334 2,813 9,210 375	$ $ $ $ $ $ $ $ $ $ $ $ $ $	118.75 42.00 23.20 16.55 13.95 4.25 1.50 6.75 5.50 8.067 5.74 9.48 3.07 3.07	8/01/2010 6/15/2011 9/06/2011 10/22/2011 5/03/2012 4/08/2013 4/08/2013 4/27/2014 3/09/2015 11/17/2016 10/04/2017 9/08/2018 6/04/2019 6/04/2019	(4)	1,875	(3)	$9,450

1)	Unless otherwise noted, options vest 1/48th per month over four years.
2)	Represents the market value of unvested restricted stock held as of June 30, 2010 based on the closing price of a share of Adept common stock of $5.04 on June 30, 2010.
3)	These shares of restricted stock were awarded for fiscal 2008 corporate performance on September 12, 2008 and vest quarterly over two years, with first vesting on October 1, 2008.
4)	To avoid unintended and severe tax penalties to our affected employees that otherwise would have resulted from the IRS’s adoption of IRS Code Section 409A, in January 2007 Adept amended this stock option, which was originally awarded at an exercise price of $1.50 per share in April 2003, to reflect an exercise price of $4.25 per share, and paid the difference in exercise price directly to the option holder.

The following table sets forth certain information with respect to options exercised by each named executive officer during the fiscal year ended June 30, 2010.

Option Exercises and Stock Vested During Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
John Dulchinos—President and Chief Executive Officer	—	—	26,576	$103,443
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	—	—	17,201	$72,488
Joachim Melis—Vice President, Business Development (formerly VP Worldwide Sales )	—	—	—	—
David Pap Rocki—Vice President Worldwide Operations	—	—	16,910	$67,949

(1)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of Adept common stock on the vesting date, which is the gross taxable income on the value of the gain. Each officer elected to have withheld a sufficient number of shares of restricted stock to pay the taxes due at each vesting. The aggregate number of shares withheld and the total taxes paid on the vested shares during the fiscal year was as follows: Mr. Dulchinos elected to have withheld 5,652 vested shares in payment of a total taxable amount of $19,780; Ms. Cummins elected to have withheld 3,840 vested shares in payment of a total taxable amount of $13,708; and Mr. Pap Rocki elected to have withheld 3,781 vested shares in payment of a total taxable amount of $14,402.

Pension Benefits/NonQualified Deferred Compensation

We do not offer pension benefits or have non-qualified deferred compensation and therefore have omitted the Pension Benefits and NonQualified Deferred Compensation tables.

Termination / Change in Control Payments

Change of Control Agreements with John Dulchinos and Lisa Cummins

In connection with our changes in management in September 2008, we entered into change of control agreements with Mr. Dulchinos, our Chief Executive Officer, and Ms. Cummins, our Chief Financial Officer, that provide for the acceleration of unvested options and restricted stock held by Mr. Dulchinos and Ms. Cummins, respectively, if such executives were terminated without cause or terminated voluntarily for good reason (each as defined in the change of control agreement) within a specified period (generally two years) after a change of control transaction, as defined below, subject to execution of a release and waiver of claims in a form substantially similar to the form generally used by the Company.

The executive’s equity incentives accelerate if, within two years after the change of control, the executive is terminated without cause or the executive terminates due to death, disability, or because executive’s overall compensation plan is not substantially similar and in all events at least as favorable as executive’s compensation prior to the change of control or executive’s authority or duties are not substantially similar taking into consideration that the executive is likely to know longer be a senior executive officer of a public company and may not be a senior executive officer of the surviving corporation although remaining a leader of the acquired business. For such purposes, executive’s authority or duties shall be considered to not be “substantially similar” if, without executive’s consent, (i) there is a substantial diminution or adverse modification in executive’s position or responsibilities; (ii) the company fails to timely pay any portion of executive’s compensation or benefits then due with an opportunity for cure; or (iii) executive’s principal place of employment is relocated to a location increasing executive’s commute by more than 30 miles.

Change in Control Definition

Our 2001 Stock Option Plan defines a “Change in Control” as (i) any merger or consolidation in which Adept shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of Adept’s Common Stock immediately prior to such transaction), (ii) the sale of all or substantially all of Adept’s assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of Adept, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of Adept before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Compensation Committee, regardless of whether at the time an Option is granted or thereafter.

Our 2001 Stock Option Plan, 2003 Stock Option Plan, 2005 Equity Incentive Plan and the related option grant agreements with our NEOs provide that, upon a change in control of Adept, the Compensation Committee may, but is not required to, accelerate the time or times at which any options may be exercised.

Each change of control agreement defines “Change of Control” as (i) any merger or consolidation in which the voting securities of Adept owned by the stockholders immediately prior to such merger or consolidation do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) of the voting securities of Adept immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the voting securities of Adept immediately after such merger or consolidation (other than SSF), shall be excluded from the list of shareholders of Adept immediately prior to such merger or consolidation for purposes of the preceding calculation, (ii) the sale of all or substantially all of Adept’s assets to any other person or entity (other than a wholly-owned subsidiary), (iii) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of that

Act), directly or indirectly, of securities of Adept representing more than forty percent (40%) of the total voting power represented by Adept’s then outstanding voting securities (other than SSF), (iv) the dissolution or liquidation of Adept, (v) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors, or (vi) any other event substantially similar in substance and result to an event set forth above as determined by the Compensation Committee.

Calculation of Potential Payments and Value of Equity Award Acceleration upon Termination Due to Death or Permanent Disability, or Change in Control

If each of our NEOs terminated their employment as a result of death, a total and permanent disability, or upon a termination in connection with or following change of control on June 30, 2010, they would each have realized the following amounts as a result of the acceleration of all of their unvested restricted stock and options:

Name	Value of Accelerated Vesting of Unvested in-the-Money Stock Options (1)	Value of Accelerated Vesting of Restricted Stock (2)
John Dulchinos—President and Chief Executive Officer	$125,588	$13,230	(3)(4)
Lisa M. Cummins—Vice President of Finance and Chief Financial Officer	$30,222	$11,249	(3)(4)
Joachim Melis—Vice President, Business Development (formerly VP Worldwide Sales)	$30,222	$—
David Pap Rocki—Vice President, Worldwide Operations	$18,882	$9,450	(3)

(1)	Each of our option grant agreements with our NEOs provides that upon the date of an NEO’s termination of employment as a result of the death or Total and Permanent Disability of the NEO, the entire option shall become fully exercisable and shall be exercisable for a period expiring on the earlier of six months following termination or the expiration of the option term. Figures in the table above represent the difference between the exercise price of all unvested in-the-money options and the closing price of our common stock on June 20, 2010.
(2)	Represents the market value of unvested restricted stock held as of June 30, 2010 based on the closing price of a share of Adept common stock of $5.04 on June 30, 2010.
(3)	Each of our restricted stock award agreements with our NEOs provides that upon the date of a termination of an NEO’s employment as a result of the death or Total and Permanent Disablement of the NEO, all unvested shares shall vest as of such date of termination of the NEOs employment. Total and Permanent Disability has the meaning set forth in Section 22(e)(3) of the Internal Revenue Code.
(4)	Additionally, under their respective Change of Control Agreements, Mr. Dulchinos and Ms. Cummins would receive acceleration of their unvested restricted stock upon termination due to or within a specified period of time following a change in control.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the Compensation Committee consisted of Messrs. Kelly, Majteles and Martin. No member of the Compensation Committee is, or was during fiscal 2010, an officer or employee of Adept or any of its subsidiaries. No member of the Compensation Committee is, or was during fiscal 2010, an executive officer of another company whose board of directors has a comparable committee on which one of Adept’s executive officers serves.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of June 30, 2010, including options granted under the now-expired 1995 Director Option Plan and 1993 Stock Plan, as well as Adept’s currently effective 2001 Stock Option Plan, 2003 Stock Option Plan, 2004 Director Plan, 2005 Equity Incentive Plan and 2008 Employee Stock Purchase Plan.

Each of the plans requires stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under such plans, in some cases where required by law or the requirements of the applicable exchange where Adept common stock is listed.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,133,463	(1)	$7.22	1,157,010	(3)
Equity compensation plans not approved by security holders (2)	101,656		$7.25	250,921	(2)

Total	1,235,119		$7.22	1,407,931

(1)	Excludes purchase rights accruing under our 2008 Employee Stock Purchase Plan, for which remaining available rights are included in column (c).
(2)	Issued under our 2001 Stock Option Plan. The Board of Directors adopted the 2001 Plan in August 2001 and provided that 520,000 shares of common stock be reserved for issuance thereunder. Options under the 2001 Plan may be granted, as complies with applicable law, to employees either from time to time at the discretion of the Compensation Committee of the Board of Directors or automatically upon the occurrence of specified events, including, without limitation, reduction of at will employees’ salaries and the achievement of performance goals when Adept employs a “salary for options” program. The exercise price of the options is at 100% of the fair market value of Adept’s common stock on the date of the grant. Options generally vest over a time period generally consisting of monthly vesting in equal installments over a four-year period. Options granted in 2001 for reduction of at will employees’ salaries vested in equal monthly increments over the salary reduction period. All stock options granted under the 2001 Plan have an expiration date of 10 years from the date of the grant. In October 2003, the Board amended the 2001 Plan to require stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under the plan.
(3)	Includes 554,275 shares available for issuance under the 2008 Employee Stock Purchase Plan as of July 1, 2010. Also includes 602,735 shares available for issuance at the end of fiscal 2010 under the 2003 Stock Option Plan, the 2004 Director Plan and the 2005 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

Arrangements with Investors in 2003 Financing

On November 18, 2003, Adept completed an equity financing, referred to as the “2003 Financing”, by several investors, including affiliates of Jon D. Gruber and J. Patterson McBaine and affiliates of Austin W. Marxe and David M. Greenhouse as identified in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.

Pursuant to the SSF Purchase Agreement (but not the Gruber/McBaine Purchase Agreement), Adept agreed to the director designation rights of SSF discussed above. Adept also agreed to provide the investors with certain information rights, covenanted to take various actions, including registering the common stock issued in the 2003 Financing, and listing such shares, and refraining from materially reducing its insurance.

Adept also entered into registration rights agreements with the investors in the 2003 Financing, under which we were required to register the resale of the common stock issued in the 2003 Financing. Adept has certain rights to delay updating the registration statement or prospectus included in the registration statement during periods while we are in possession of material non-public information that would be required to be included in the prospectus. Failure to maintain the effectiveness and availability of the registration statement for the investors’ use until the shares registered thereunder can be resold without restriction by the holder thereof subjects Adept to liquidated damages of 1.5% of the aggregate amount invested by an investor for each 30-day period (but not any portion thereof). Adept also has certain customary obligations to indemnify the investors in the 2003 Financing for losses incurred by the investors in connection with any untrue statements of material fact or material omissions in the registration statement and for certain violations of securities and other similar laws.

Adept’s Nominating and Corporate Governance Committee reviews all related party transactions of Adept annually, and as and when they arise as needed.

Other Matters

Adept knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Adjournment of the Annual Meeting

In the event that there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the proposal could not be approved unless the Annual Meeting was adjourned in order to permit further solicitation of proxies from holders of Adept common stock. Proxies that are being solicited by Adept’s Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at the Annual Meeting.

A copy of Adept’s Annual Report for fiscal 2010 can be accessed as instructed in the Notice of Internet Availability of Proxy Materials or a paper copy of the Annual Report for fiscal 2010 can be requested as described in the Notice of Internet Availability of Proxy Materials or as described herein by all stockholders entitled to notice of and to vote at the Annual Meeting concurrently with this proxy statement. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

By Order of the Board of Directors

Lisa M. Cummins
Corporate Secretary and Chief Financial Officer

Dated: September 24, 2010

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M27347-P01642	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ADEPT TECHNOLOGY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees
	01) John Dulchinos	04) Robert J. Majteles
	02) A. Richard Juelis 03) Michael P. Kelly	05) Herbert J. Martin

						For	Against	Abstain
The Board of Directors recommends a vote FOR the following proposal:
2.	Ratification of the selection of Armanino McKenna LLP to serve as the independent auditors of the Company for its fiscal year ending June 30, 2011.					☐	☐	☐

NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjourment or adjourments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M27348-P01642

ADEPT TECHNOLOGY, INC.

This proxy is solicited by the Board of Directors

2010 Annual Meeting of Stockholders

The stockholder(s) hereby appoint(s) John Dulchinos and Lisa M. Cummins, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Adept Technology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM local time on November 5, 2010, at Adept’s principal executive offices located at 5960 Inglewood Drive, Pleasanton, California 94588, and any adjournment(s) and postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side